EXHIBIT 10.10

OPENLANE, Inc.
Annual Incentive Program
Summary of Terms
2024

OPENLANE, Inc. Annual Incentive Program
Summary of Terms

The following is a summary of the 2024 OPENLANE, Inc. Annual Incentive Program (the “Program”) which is part of the KAR Auction Services, Inc. Amended and Restated 2009 Omnibus Stock and Incentive Plan (as may be amended from time to time, the “Omnibus Plan”). Any awards under the Program are subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OPENLANE, Inc. (the “Company”). The Committee has all final authority with respect to administration and interpretation of the Program. All capitalized terms herein that are not otherwise defined shall have the meanings given to such terms in the Omnibus Plan.

Purpose of the Program

The purpose of the Program is to reward eligible employees of the Company with incentive compensation based on their contributions toward meeting and exceeding overall Company goals.

Eligibility

Key employees of the Company may participate in the Program as determined by the Committee.

Effective Date

The Program is effective January 1, 2024. The Company reserves the right to revise or terminate the Program at any time, with or without advance notice, in accordance with applicable law.

Performance Period

Each performance period under the Program will be one year in duration and will coincide with the Company's fiscal year (January 1st – December 31st).

Awards

The award is tied to the performance of the Company and/or particular business unit, division or region during the performance period. The award opportunity is expressed as a percentage of base salary, which typically will be determined at the end of the performance period. The award is conditioned on satisfactory performance of job responsibilities.

Performance Goals and Targets

Through the annual planning process, performance goals and targets are established. The performance goals and targets chosen for the Company, each business unit, division and region reflect the Company’s strategy, competitive situation and market potential. The award may be weighted on a combination of the performance of the Company, business unit, division or region. Actual performance goals and goal definitions are determined by the Committee and communicated to each participant.

The award is tied to specific “threshold,” “target” and “maximum” performance goals. The “threshold” is the minimum performance goal that must be met before any award is earned. The “target” opportunity represents the award amount received if the Company meets its targeted financial and, if applicable, non-financial goals. The “maximum” opportunity represents the maximum performance goal that must be met for a maximum payout. The actual performance goals, goal definitions and award opportunities at threshold, target and maximum levels of performance are determined by the Committee and communicated to each participant.

Calculation of Awards

Base salary will be used as the basis for calculating an award. Please note that if your bonus opportunity changes during the Program year, your award will be prorated as explained in the examples below.

Example One: Employee is bonus eligible with a base salary of $100,000 with a target opportunity of 15% and receives a promotion on 8/1/24 with a base salary of $115,000 and a target opportunity of 20%.

Bonus calculation would be as follows:
$100,000 x 15% = $15,000 (target award) x (performance factor x goal weighting) x proration (213/366)
plus
$115,000 x 20% = $23,000 (target award) x (performance factor x goal weighting) x proration (153/366)

Base salary from 1/1/24-7/31/24 (213 days) will be used plus base salary from 8/1/24-12/31/24 (153 days).

Example Two: Employee is bonus eligible with a base salary of $100,000 with a target opportunity of 15% and receives a promotion on 3/1/24 with a base salary of $115,000 and a target opportunity of 20%.

Bonus calculation would be as follows:

$100,000 x 15% = $15,000 (target award) x (performance factor x goal weighting) x proration (60/366)
plus
$115,000 x 20% = $23,000 (target award) x (performance factor x goal weighting) x proration (306/366)

Base salary from 1/1/24-2/29/24 (60 days) will be used plus base salary from 3/1/24-12/31/24 (306 days).

The performance factor is directly related to performance relative to the established threshold, target and maximum performance goals. If actual results fall between the threshold, target or maximum performance levels, straight-line interpolation will be used to determine the performance factor unless otherwise determined by the Committee. Multiple goal weightings must add to 100%.

Payment of Awards

Generally, all awards are paid out annually; however, certain non-executive officer positions, if approved by the Committee and the applicable business unit president, may be paid out quarterly or semiannually.

Generally, all awards will be paid out in cash, net of applicable withholding taxes. While awards are generally paid as soon as practicable after the audited financial results are available for the performance period, in the Committee’s sole discretion, payments to participants other than executive officers of the Company may be based on an estimation of the audited financial results. Additionally, awards may be paid in one or more installments, in the Committee’s sole discretion.

In no event will any portion of any awards payable under the Program (including any pro rata awards paid upon certain terminations of employment described below and any installments) be paid later than March 15, 2025.

Discretionary Adjustment of Awards

The Committee retains discretion to adjust payouts up or down on a case-by-case basis. Individual award payouts may be adjusted downward or eliminated entirely due to personal performance of job responsibilities and/or noncompliance with corporate policy or controls.

In addition, consistent with the terms of the Omnibus Plan, as applicable, the Committee may adjust any or all performance goals during a performance period to reflect unforeseen, unusual or extraordinary events or circumstances including but not limited to (i) changes in accounting principles or practices, (ii) extraordinary gains or losses on the sale of assets, (iii) new or amended laws or regulations, and (iv) acquisitions or divestitures.

The Committee also has the authority to impose such other limitations on awards as it may deem necessary or appropriate.

Prorated Awards

In the event that an individual transfers between business units or is promoted during the course of a performance period, a prorated award may be earned based on the time spent in each position.

All eligible employees hired or promoted during the performance period will be prorated based on the number of days of Program eligibility, including the date of hire.

All eligible employees hired on or after November 1st of the current year will not be eligible to participate in the Program until the beginning of the next Program year.

Termination of Employment

Forfeiture

Generally, unless an individual’s Committee-approved employment agreement provides otherwise, upon termination of employment for any reason, the individual will forfeit any award that has not been paid.

Retirement, Disability or Death

If employment is terminated as a result of retirement (defined below), disability (defined below) or death, the award will be prorated based on the number of days employed during the performance period prior to the termination of employment and based on and subject to actual performance during the performance period, in accordance with the Program. Payment will be paid as soon as practicable in the following year after the audited financial results are available for the performance period, but in no event later than March 15, 2025. In the event of death, the award will be paid to the individual’s beneficiary or, if no beneficiary is named, to their estate.

For purposes of the Program: (i) retirement shall mean a termination of a participant’s employment, other than for Cause, on or after the attainment of age 65, and (ii) disability shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for the period of time as set forth under the long-term disability program maintained by the Company for the benefit of the participant.

Voluntary Termination or Termination by the Company

Other than in the event of a termination of employment as a result of retirement, in the event that a participant voluntarily terminates from employment or is involuntarily terminated by the Company, the participant will forfeit any award that has not been paid, in accordance with the Program. In other words, a participant must be employed by the Company on the date the award is actually paid by the Company.

Termination or Modification of the Program

The Committee may modify or terminate the Program at any time, effective at such date as the Committee may determine. The Committee or Board may, prior to the end of the Program year, adopt a resolution fixing a minimum aggregate amount, which amount is in the Committee or Board’s discretion (a “Pool”), to be paid to participants under the Program for 2024. After such a Pool is established, (i) the Program may not be modified or terminated and the amount of the Pool may not be reduced after December 31, 2024, and (ii) any amounts forfeited by individual participants hereunder because they are not employed as of the payment date will not reduce the Pool but will be reallocated among other participants in the Program, and shall not revert to the Company.